Exhibit 5.1
[Cooley Godward Kronish llp letterhead]
March 26, 2007
Genitope Corporation
6900 Dumbarton Circle
Fremont, CA 94555
Ladies and Gentlemen:
You have requested our opinion with respect to certain matters in connection with the filing by Genitope Corporation (the “Company”) of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of an aggregate of 2,018,634 shares of the Company’s common stock, $.001 par value (the “Shares”), pursuant to the Company’s 2003 Equity Incentive Plan, 2003 Non-Employee Directors’ Stock Option Plan and 2003 Employee Stock Purchase Plan (collectively, the “Plans”).
In connection with this opinion, we have examined the Registration Statement and related Prospectuses, the Plans, your Amended and Restated Certificate of Incorporation and Bylaws, as currently in effect, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.
On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the applicable Plan, the Registration Statement and the related Prospectuses, will be validly issued, fully paid and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).
We consent to the filing of this opinion as an exhibit to the Registration Statement.
Very truly yours,
Cooley Godward Kronish llp

By:	/s/ Suzanne Sawochka Hooper

Suzanne Sawochka Hooper